Exhibit 99.1 (a) 1

NDCHealth Announces Transactions with TechRx and Arclight to
Expand Offerings for Pharmacies

Atlanta, May 29, 2002 — NDCHealth Corporation (NYSE: NDC) announced today two transactions with leading health care service providers that expand the scope of its product and service offerings to the pharmacy market and broaden its sales and marketing reach. NDCHealth has acquired a controlling interest in TechRx Incorporated, a systems and technology provider to pharmacies, and has acquired selected assets of ScriptLINE, a provider of pharmacy network editing services, from Arclight Systems, LLC.

TechRx Transaction

TechRx is a leading provider of pharmacy software that automates the prescription fulfillment process. TechRx systems provide pharmacy customers with an integrated solution for in-store operations, centralized processing and connectivity to payers and physicians.

NDCHealth, formerly a TechRx minority shareholder, has acquired a controlling interest through the purchase of stock for an additional investment of $52 million, including $40 million in cash and $12 million in shares of NDCHealth unregistered common stock. Pursuant to the agreement, NDCHealth also has the right to acquire the remaining interest in TechRx in May, 2003. The purchase price for the balance of the TechRx equity outstanding will be determined by a formula based on achievement of specific operating milestones and financial objectives, and ranges from $100 million to $200 million.

ScriptLINE Transaction

ScriptLINE provides value-added edits for health care claims which enhance the profitability of pharmacies. ScriptLINE complements NDCHealth’s existing pharmacy network services business and expands the comprehensive suite of edits to the combined pharmacy customer bases of both organizations. ScriptLINE will be integrated into NDCHealth’s existing pharmacy network platform to provide for efficient processing, customer support and product development operations. The purchase price was $81 million in cash.

In commenting on the transactions, NDCHealth Chief Executive Officer Walter M. Hoff said, “Our unique position in the health care industry has allowed us to combine assets from ScriptLINE, TechRx and NDCHealth to provide a superior solution for our pharmacy customers. The combination of NDCHealth’s existing pharmacy network services with the products and services of ScriptLINE and TechRx provides chain, independent, mail order and institutional pharmacies with the most comprehensive and technically advanced solutions available today from a single service provider. The expanded offerings created by these two transactions provide our customers with the opportunity to significantly increase their revenue and reduce their expenses.”

As NDCHealth is now the controlling shareholder, TechRx’s results will be consolidated into NDCHealth’s financial statements going forward. TechRx was previously accounted for under the cost method. Due to the Company’s additional investment in TechRx, Accounting Principles Board Opinion No. 18 (APB 18) requires TechRx to be treated as if NDCHealth had accounted for TechRx as an equity investment since the inception of the initial investment. Accordingly, the financial statements of NDCHealth will be retroactively adjusted as if the Company had used the equity method rather than the cost method during previous periods.

Outlook

In commenting on the outlook for NDCHealth, Mr. Hoff stated, “We began the 2002 fiscal year with expectations that, for the year, diluted earnings per share would range from $1.30 to $1.34 with revenue in the $375-385 million range. We also anticipated that in fiscal 2003 revenue and earnings growth would be in the mid-teens range.

“Excluding the acquisitions, for fiscal year ended May 31, 2002 we expect diluted earnings per share to be in the range of $1.32 to $1.36 and revenue to be in the $375-385 million range. As a result of the retroactive adjustment required by APB 18, our expectation is that for fiscal 2002 diluted earnings per share will be in the range of $1.20 to $1.24 and revenue will be in the range of $370 to $380 million.

“We anticipate the acquisitions taken together will not have any effect on NDCHealth’s previously issued guidance for diluted earnings per share in fiscal year ended May 31, 2003. We expect the TechRx and ScriptLINE transactions to increase our fiscal 2003 revenue growth rate to more than 20%. In fiscal 2004, we expect that both acquisitions will be accretive.

“Longer term, we expect that these transactions will accelerate the growth of our business. We anticipate the acquired businesses will generate solid operating margins and revenue exceeding $100 million within two years.”

NDCHealth management will host a conference call with investors to discuss these transactions at 9:00 a.m. Eastern time on Wednesday, May 29, 2002. The dial in number for the call is 1-888-276-0009. The conference call can also be accessed on the Internet through the following web address: http://65.197.1.5/att/confcast with Conference Identification Code: 640058. To participate on the Internet, go to the web address, enter the Conference Identification Code when prompted, then click GO. A replay of the conference call will be available from 2:30 p.m. Eastern time on May 29 through 11:59 p.m. Eastern time on June 12, accessed at 1-800-475-6701, Conference Identification Code: 640058.

Arclight Systems LLC is a venture of leading pharmacy provider companies. TechRx Incorporated is a private company headquartered in Pittsburgh, Pennsylvania.

NDCHealth is a leading provider of health information services to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This document may contain forward-looking statements with respect to the Company’s business operations, economic performance and financial condition, including statements concerning the Company’s expected business outlook and anticipated financial and operating results. These statements are based on a number of assumptions and are subject to significant risks and uncertainties, such as market and customer acceptance of the Company’s products and services, product demand, the Company’s ability to integrate acquisitions and achieve expected synergies, competition, the effect of economic conditions, and other risks detailed in the Company’s SEC filings, including the most recent Annual Report on Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events

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